Exhibit 15.2

Consent of Independent Registered Public Accounting Firms

The Board of Directors of BHP Group Limited and BHP Group Plc:

We consent to the incorporation by reference in the registration statement (No. 333-227334) on Form F-3 of BHP Billiton Finance (USA) Limited and the registration statements (Nos. 333-227431, 333-100496, 333-141531 and 333-160636) on Form S-8 of BHP Group Limited of our report dated 17 September 2019, except as to Notes 1, 3, 4, 20 and 31, which are as of 22 September 2020 and as to Notes 7 and 39, which are as of 14 September 2021, with respect to the consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement of the BHP Group (comprising BHP Group Plc, BHP Group Limited and their respective subsidiaries) for the year ended 30 June 2019, and the related notes, which appear in the 30 June 2021 Annual Report on Form 20-F of the BHP Group.

/s/ KPMG LLP KPMG LLP London, United Kingdom 21 September 2021	/s/ KPMG KPMG Melbourne, Australia 21 September 2021

KPMG, an Australian partnership, and KPMG LLP, a
UK limited liability partnership, member  firms of the
KPMG network of independent member firms affiliated
with KPMG International Cooperative (“KPMG
International”), a Swiss entity.

KPMG’s liability limited by a scheme approved under Professional Standards Legislation.

KPMG LLP

Registered in England No OC301540

Registered office: 15 Canada Square, London, E14 5GL
For full details of our professional  registration please
refer to ‘Regulatory Information’ under ‘About/About
KPMG’ at www.kpmg.com/uk